FARRIS

March 12, 2026

Avax One Technology Ltd. Ltd.
2500 – 700 West Georgia Street St.
Vancouver, BC, Canada
V7Y 1B3

Dear Sirs/Mesdames:

Re: Avax One Technology Ltd. Ltd. (the "Company") – Issuance of Shares pursuant to a Registration Statement on Form S-3

We are British Columbia (the "**Province**") corporate and securities counsel for Avax One Technology Ltd. (the "**Company**"), a company incorporated under the laws of the Province of British Columbia. We are rendering this opinion in connection with the Company's registration statement on Form S-3 filed by the Company on February 9, 2026, as amended by Amend No. 1 to Form S-3 on March 12, 2026 (together, the "**Registration Statement**") with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "**Securities Act**"), to permit the resale of an aggregate of up to 4,792,533 common shares (the "**Purchased Shares**") issuable on the conversion of convertible debentures (the "**Debentures**") and on exercise of share purchase warrants (the "**Warrants**") of the Company.

For the purposes of our opinion below, we have relied solely on:

i. Resolutions of the Company's board of Directors dated February 6, 2026 (the "**Resolutions**"), authorizing the issuance of 4,722,531 common shares underlying the Debentures and Warrants(the "**Purchased Shares**");

ii. a certificate of an officer of the Company (the "**Officer's Certificate**") dated the date hereof certifying the Resolutions, the Certificate of Incorporation, Certificates of Name Change, Notice of Articles and Articles of the Company.

We have also examined and relied upon, but not participated in the preparation of, such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including, without limitation:

i. the Registration Statement;

ii. the certificates representing the Debentures; and

iii. the certificates representing the Warrants.

We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being "**fully paid and non-assessable**", such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter. Our opinion expressed below are subject to the qualification that all necessary corporate action will have been taken in accordance with the *Business Corporations* Act (British Columbia) to duly authorize the issuance, sale and delivery of the applicable Common Shares including, without limitation, to set the issue price therefor and receipt by the Company of the issue price prior to issuance of the Common Shares.

Other than our review of the Resolutions and the Officer's Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that, upon receipt of full payment of the issue price of the Common Shares and the issuance thereof, the Common Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are an "expert" under the Securities Act or under the rules and regulations of the United States Securities and Exchange Commission relating thereto with respect to any part of the Registration Statement.

Yours truly,

Farris LLP